Exhibit 99.1

China Commercial Credit, Inc. Regains Compliance with Nasdaq Listing Rules

BEIJING, August 24, 2018 /GLOBE NEWSWIRE/ -- China Commercial Credit, Inc. (Nasdaq: GLG) (the “Company”), an emerging used luxurious car rental service provider in China, today announced that it received a letter (the “Notification Letter”) on August 22, 2018 from The Nasdaq Stock Market (“Nasdaq”) stating that the Company has regained compliance with Listing Rule 5250(b).

As previously disclosed February 28, 2018, Nasdaq notified the Company that it did not comply with the minimum $35 million market value of listed securities for The Nasdaq Capital Market set forth in Listing Rule 5550(b)(2) nor the alternative compliance standards under Nasdaq Listing Rule 5550(b) of (i) net income from continuing operations of $500,000 in its last completed fiscal year or in two of the last three fiscal years, or (ii) stockholders’ equity of at least $2.5 million. On August 22, 2018, the Company received the Notification Letter from Nasdaq notifying the Company that based on the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2018 filed on August 17, 2018, in which it reported stockholders’ equity of $4,132,773, Nasdaq has determined that the Company satisfies the $2.5 million stockholders’ equity requirement under Listing Rule 5550(b)(1) and this matter is now closed.

About China Commercial Credit, Inc.

China Commercial Credit Inc. (Nasdaq: GLG) is an emerging used luxurious car rental service provider in China. The used luxurious car business is conducted under the brand name “BatCar” by the Company’s VIE entity, Beijing Youjiao Technology Limited, from its headquarters in Beijing. Utilizing a streamlined, digital, transaction process, the Company ensures the best possible rental experience for its customers. For more information please visit https://www.imbatcar.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of China Commercial Credit, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Ms. Tina Xiao

Ascent Investor Relations LLC

Email: tina.xiao@ascent-ir.com